Exhibit 5.1    Opinion of Roy Millington

Alcan Inc.
1188 Sherbrooke Street West Montreal, Quebec H3A 3G2 Canada	P.O. Box 6090 Montreal, Quebec H3C 3A7 Canada	Tel.:	(514) 848-8000
		Fax:	(514) 848-8115
www.alcan.com

September 30, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as counsel for Alcan Inc., a Canadian corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 10,000 Common Shares (the "Common Shares"), without nominal or par value, of the Company, to be reserved pursuant to the terms of the as contemplated in the Company's Registration Statement on Form S-8 being filed on the date hereof with the Securities and Exchange Commission (the "Commission") under the Act (the "Registration Statement").  Each Common Share will have one related share purchase right (a ''Right'') issued pursuant to the Shareholder Rights Agreement between the Company and CIBC Mellon Trust Company, made as of December 14, 1989, as amended. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

In reaching the conclusions expressed in this opinion, I have examined such certificates of public officials and of corporate officers and directors and such other documents and matters as I have deemed necessary or appropriate, relied upon the accuracy of facts and information set forth in all such documents, and assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing, I am of the opinion that the Common Shares and the Rights, upon due execution by proper officers of the Company and delivery thereof in the manner and on the terms described in the plans subject to the Registration Statement, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to matters involving the laws of Canada and the Province of Quebec.

Very truly yours,

/s/ Roy Millington

Roy Millington

Corporate Secretary